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                                             INGERSOLL-RAND COMPANY                         EXHIBIT 12
                               COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES          Page 1 of 2
                                          (Dollar Amounts in Thousands)
                                                                    (2) Years Ended December 31
     Fixed charges:                                     1993         1992        1991        1990      1989
       Interest expense............................ $ 55,764    $  64,698    $ 64,476    $ 71,663  $ 44,049
       Amortization of debt discount and expense...      688          288         265         255       255
       Rentals (one-third of rentals)..............   19,425       20,846      21,229      20,599    17,410
       Capitalized interest........................    3,103        3,460       4,640       4,197     4,336
     Total fixed charges........................... $ 78,980    $  89,292    $ 90,610    $ 96,714  $ 66,050

     Net earnings (loss)........................... $142,524    $(234,406)   $150,589    $185,343  $210,751
     Add:   Minority income (loss) of majority-
              owned subsidiaries...................   13,571      (33,155)      1,938       2,232     1,304
            Taxes on income........................   90,000       67,400      84,600      99,800   100,374
            Fixed charges..........................   78,980       89,292      90,610      96,714    66,050
            Effect of accounting changes...........   21,000      350,000          --          --        --
     Less:  Capitalized interest...................    3,103        3,460       4,640       4,197     4,336
            Undistributed earnings (losses) from
              less than 50% owned affiliates.......   39,933       16,603      13,523       3,327     6,036
     Earnings available for fixed charges ......... $303,039    $ 219,068    $309,574    $376,565  $368,107

     Ratio of earnings to fixed charges ...........     3.84(1)      2.45(3)     3.42(4)     3.89      5.57
     Undistributed earnings (losses) from less
         than 50% owned affiliates:
       Equity in earnings (losses)................. $ 42,077    $  17,865    $ 14,768    $  4,187  $  6,903
         Less:  Dividends paid ....................    2,144        1,262       1,245         860       867
       Undistributed earnings (losses) from
         less-than 50% owned affiliates............ $ 39,933    $  16,603    $ 13,523    $  3,327  $  6,036

     (1)   The  1993 calculation  includes the  effect of  the  $5 million  pretax charge  relating to  the restructure of the company's underground  mining machinery business.  Excluding this amount, the ratio would have been 3.90.
     (2)   The company's  portion of the  earnings and fixed charges  of the Dresser-Rand  Company (a joint venture formed  effective January 1,  1987 with Dresser  Industries, Inc.)  are included through
           September 30,  1992.   Effective  October  1, 1992,  the  company's ownership  interest  in  the
           Dresser-Rand Company was reduced from 50% to 49%.
     (3)   The 1992 calculation  includes (i) the effect of the  $10 million pretax charge  relating to the restructure  of the company's  aerospace bearings business and  (ii) the full  effect of the $70 million pretax restructure of operations  charge relating to the Ingersoll-Dresser Pump Company.
           Excluding the 1992 restructure charges the ratio would have been 3.35.
     (4)   The  1991 ratio includes the $7.1 million  net pretax benefit from  a restructure of operations.
           Excluding this amount the ratio would have been 3.34.
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



                                                                   EXHIBIT 12
                                                                   Page  2 of 2


                                INGERSOLL-RAND COMPANY
                 COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                            (Dollar Amounts in Thousands)
                      For the Three Months Ended March 31, 1994




        Fixed charges:
          Interest expense  . . . . . . . . . . . . . . .      $12,697
          Amortization of debt discount and expense . . .          120
          Rentals (one-third of rentals)  . . . . . . . .        5,327
          Capitalized interest  . . . . . . . . . . . . .          600
        Total fixed charges . . . . . . . . . . . . . . .      $18,744

        Net earnings  . . . . . . . . . . . . . . . . . .      $33,012
        Add:  Minority income (loss) of majority-
                owned subsidiaries  . . . . . . . . . . .           17
              Taxes on income . . . . . . . . . . . . . .       18,975
              Fixed charges . . . . . . . . . . . . . . .       18,744
        Less: Capitalized interest  . . . . . . . . . . .          600
              Undistributed earnings (losses) from
                less than 50% owned affiliates  . . . . .        7,204
        Earnings available for fixed charges  . . . . . .      $62,944

        Ratio of earnings to fixed charges  . . . . . . .         3.36

        Undistributed earnings (losses) from less
          than 50% owned affiliates:
          Equity in earnings (losses) . . . . . . . . . .      $ 7,486
            Less:  Dividends paid . . . . . . . . . . . .          282
          Undistributed earnings (losses) from
            less-than 50% owned affiliates  . . . . . . .      $ 7,204





















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